Exhibit 10.11

Employment Agreement Termination

TERMINATION AGREEMENT

This termination agreement represents the mutual agreement by Access National Bank and Charles Wimer ("Employee") to terminate the employment agreement dated December 15, 1999 between Access National Bank and Charles Wimer ("Original Agreement"). This termination is effective June 4, 2012. Both parties agree that all of the terms and obligations under the Original Agreement will be of no further force and effect, and that the Employee may continue employment with Access National Bank as an at-will employee.

IN WITNESS WHEREOF, the parties hereto have each executed this termination agreement on June 4, 2012.

Access National Bank

	/s/Martin S. Friedman	/s/Michael W. Clarke
By:	Martin S. Friedman	Michael W. Clarke
	Chair, Compensation Committee	President, CEO

/s/Charles Wimer
Charles Wimer